EXHIBIT 2.1

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

This Amendment No. 1 to Purchase and Sale Agreement (the “Amendment”) is made and entered into as of October 29, 2010 by and between THE DETROIT MEDICAL CENTER, a Michigan nonprofit corporation (“DMC”) and VANGUARD HEALTH SYSTEMS, INC., a Delaware corporation (“Vanguard”).

RECITALS

            A.        DMC, Vanguard and certain Affiliates of each of DMC and Vanguard have entered into that certain Purchase and Sale Agreement dated as of June 10, 2010 (the “Agreement”) pursuant to which Buyer has agreed to acquire from Seller the Assets, and to assume from Seller the Assumed Liabilities.

            B.         Sections 16.17 and 16.22 of the Agreement grant DMC and Vanguard the authority to amend the Agreement on behalf of the other applicable Parties thereto.

            C.        Seller and Buyer desire to amend the Agreement to address certain matters that have arisen since the Effective Date of the Agreement.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Amendment, and for their mutual reliance, the parties hereto agree as follows:

            1.         Defined Terms.  Except to the extent it is specifically indicated to the contrary in this Amendment, defined terms used in this Amendment shall have the same meanings as in the Agreement.

            2.         Escrow Agent.  The term “Escrow Agent” as used in the Agreement shall mean “The Bank of New York Mellon Trust Company, N.A.”

            3.         Not-for-Profit Corporations.  Section 2.1(n) of the Agreement is hereby deleted in its entirety and shall read in its entirety as follows:

                        “(n)  The membership interest in the following  Persons:  DMCare Express, Inc., DMC Education & Research (formerly known as DMC Nursing Homes, Inc.) and Webber North, Hudson-Webber Condominium Association (the “Not-for-Profit Corporations”);”

            4.         Joint Ventures.  The phrase “Joint Venture Hospital Laboratories, LLC,” contained in the definition of “Joint Ventures” in Section 1.1 of the Agreement is hereby deleted in its entirety (it being understood that (a) Seller’s membership interest in Joint Venture Hospital Laboratories, LLC shall be among the Excluded Assets pursuant to Section 2.2(f) of the Agreement and (b) Buyer currently intends to pursue a mutually agreeable contractual arrangement with Joint Venture Hospital Laboratories, LLC with respect to time periods after the Closing).

            5.         DMC Primary Care Services II and HealthSource.  It is acknowledged and agreed that for all purposes of the Agreement, each of DMC Primary Care Services II, a Michigan nonprofit corporation and HealthSource, a Michigan nonprofit corporation, does hereby become a Seller party to the Agreement so that, without limitation, each such entity shall convey to Buyer at the Closing its respective Assets and assign to Buyer its respective Assumed Liabilities, and that Buyer would assume such Assumed Liabilities, all as provided in the Agreement.

            6.         Buyer Entities.  Vanguard does hereby designate the following entities as “Buyer Entities” under the Agreement, so that each such entity does hereby become a Buyer party to the Agreement: (a) VHS University Laboratories, Inc., a Delaware corporation, (b) VHS Physicians of Michigan, a Michigan nonprofit corporation and (c) CRNAs of Michigan, a Michigan nonprofit corporation.

            7.         Negative Covenants.  The date “July 15, 2010” contained in Section 5.2(b) of the Agreement (which date was extended to August 15, 2010 by letter agreement dated July 16, 2010 between DMC and Vanguard) is hereby deleted in its entirety and replaced with the date “November 30, 2010”.

            8.         Optional Termination Date.       Each place the date “November 1, 2010” appears in Section 10.5(a) of the Agreement, it is hereby deleted and replaced with the date “December 31, 2010”.

            9.         Effect on Agreement; General Provisions.  Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect.  This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Agreement as amended by this Amendment and shall not be used in construing either document.  Other than the reference to the Agreement contained in the first recital of this Amendment, each reference to the Agreement and any agreement contemplated thereby or executed in connection therewith, whether or not accompanied by reference to this Amendment, shall be deemed a reference to the Agreement as amended by this Amendment.

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         IN WITNESS THEREOF, DMC and Vanguard have caused this Amendment to be executed in multiple originals by their duly authorized officers as of the date set forth above.

DMC:                                                              VANGUARD:
THE DETROIT MEDICAL CENTER        VANGUARD HEALTH SYSTEMS, INC.

By:  /s/ Stephen R. D’ Arcy                              By:  /s/ Keith B. Pitts
         Stephen R. D’Arcy,                                          Keith B. Pitts
        Chair of the Board of Trustees                          Vice Chairman

JOINDER

It is acknowledged and agreed that each of DMC Primary Care Services II and HealthSource do hereby join and become a Seller party to the Agreement and shall be entitled to all rights and benefits expressly applicable to a Seller party under the Agreement and shall be bound by and observe all covenants applicable to or performable by a Seller party under the Agreement:

DMC PRIMARY CARE SERVICES II      HEALTHSOURCE

By:  /s/ Michael E. Duggan                                By:  /s/ Michael E. Duggan
             Michael E. Duggan                                      Michael E. Duggan
            Authorized Representative                           Authorized Representative

It is acknowledged and agreed that each of the undersigned do hereby join and become a Buyer party to the Agreement and shall be entitled to all rights and benefits expressly applicable to a Buyer party under the Agreement and shall be bound by and observe all covenants applicable to or performable by a Buyer party under the Agreement:

VHS PHYSICIANS OF MICHIGAN           CRNAs OF MICHIGAN

By:  /s/ Keith B. Pitts                                        By:  /s/ Keith B. Pitts
         Keith B. Pitts                                                   Keith B. Pitts
        Executive Vice President                                  Executive Vice President

VHS UNIVERSITY LABORATORIES, INC.

By:  /s/ Keith B. Pitts
         Keith B. Pitts
        Executive Vice President

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